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CONSENT OF INDEPENDENT AUDITORS



We consent to the use and incorporation by reference in the Statement of Additional Information and the Proxy Statement and Prospectus, constituting parts of this Registration Statement to be filed on or about August 30, 2002 on Form N-14 ("N-14 Registration Statement") for Morgan Stanley High Yield Securities Inc. of our report dated November 12, 2001 relating to the September 30, 2001 financial statements of Morgan Stanley Dean Witter High Income Advantage Trust appearing in its 2001 Annual Report to Shareholders. We also consent to the references to us under the heading "Financial Statements and Experts" in such Proxy Statement and Prospectus, which is part of such N-14 Registration Statement.




Deloitte & Touche LLP
New York, New York
August 30, 2002